Exhibit 10.5

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of April ,20l8, by and among SBI Crypto Investment Co., Ltd., (the “Purchaser”), CHUN-KAI, WANG, CHUNG-HAN, HSIEH (each a “Major Holder” and collectively, the “Major Holders”) and OBOOK HOLDINGS Inc. (the “Company”). Each of them shall be hereinafter referred to as a “Party” respectively, and “Parties” collectively. Each of the Purchaser and the Major Holders may be hereinafter referred to as a “Holder” respectively and “Holders” collectively.

RECITALS

WHEREAS, the Purchaser and the Company are parties to that certain Share Subscription Agreement of even date herewith (the “Subscription Agreement”);

WHEREAS, as part of the terms for the Purchaser to purchase shares in the Company under the Subscription Agreement, the Parties have agreed that this Agreement shall govern certain of the rights and obligations of the Purchaser and other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. For purposes of this Agreement:

(a) The term “Affiliate” means, with respect to any specified individual, corporation, partnership, association, trust or entity, any other individual, corporation, partnership, association, trust or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.

(b) “Subject Shares” has the same meaning as defined under

the Subscription Agreement.

(c) The term “Initial Offering” means the Company’s first public offering of any class of its shares.

(d) The term “Registrable Securities” means (i) the Class A Common Shares of the Company; and (ii) any Class A Common Shares of the Company issued or issuable upon the conversion or exercise of any other securities of the Company.

(e) “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for the Purchaser.

(f) “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only common shares of the Company being registered are the common shares of the Company issuable upon conversion of debt securities that are also being registered.

2. Board Nomination Right.

The board of director of the Company (the “Board”) shall consist of five (5) directors. So long as the Purchaser owns at least 12.5% of the issued shares of the Company, from and after the Closing Date, and subject to the te1ms and conditions of this Agreement and the Memorandum of Association and A1ticles of Association of the Company, the Purchaser shall be entitled to appoint one (I) director (the “Nominee”) of the Board. So long as the Purchaser owns less than 12.5% but no less than 5% of the issued shares of the Company, the Purchaser shall be entitled to appoint an observer to the Board.

3. Drag-Along

In the event that the Board or the shareholders representing at least seventy percent (70%) of the total issued and outstanding shares of the Company resolved to accept an offer to purchase their Company shares from a bona fide third party, the Company shall send a written notice (the “Drag-Along Notice”) to the Holders specifying the name of the purchaser, the consideration payable per share and a summary of the material terms of such proposed purchase. Upon receipt of a Drag -Along Notice, the Holders shall be obligated to sell all of their shares in the Company, free of any Encumbrance, in the transaction contemplated by the Drag-Along Notice on the same terms and conditions as resolved by the Board or the shareholders of the Company.

4. Tag-Along

(a) “Transfer” means any sale, assignment, transfer, creation of pledge or encumbrance, hypothecation or other disposition of any kind, whether voluntary, involuntary or by operation of law, including, without limitation, any transfer by bequest, devise or descent, pursuant to divorce or legal separation, or to receivers, levying creditors or trustees in bankruptcy proceedings or otherwise, provided however, an assignment or a transfer of shares by the Purchaser to its Affiliate shall not be considered to be a Transfer.

(b) If a Holder proposes to Transfer, directly or indirectly, any shares of the Company held by it, then it shall give the other Holders a written notice notifying its intent to Transfer all or any part of its shares in the Company (the “Sale Notice”), which shall include (i) a description of the shares to be Transferred by such proposing Holder (the “Sale Shares”), (ii) the identity of the prospective transferee(s), (iii) the proposed date of the Transfer, and (iv) the consideration and material te1ms and conditions upon which the proposed Transfer is to be made. Each of the other Holders receiving the Sale Notice (the “Recipient Holder”) shall have the right (the “Tag-Along Right”) but not the obligation to require the proposing Holder to cause Transferee(s) in the proposed Transfer to purchase from the Recipient Holder, for the same consideration per share and upon the same terms and conditions as to be paid and given to the proposing Holder, up to a maximum number equal to the amount of Company shares held by the Recipient Holder divided by the total Company shares held by all Holders who are participating in the proposed Transfer multiplied by the number of the Sale Shares.

(c) Within 30 days following the delivery of a Sale Notice, a Recipient Holder may deliver a written notice of such election to the proposing Holder, specifying (i) the number of Company shares with respect to which it has elected to exercise the Tag-Along Right; and (ii) the maximum number of Company shares with respect to which it would exercise the Tag-Along Right if the other Recipient Holder fails to exercise its Tag-Along Right to the fullest extent possible. Such notice shall be irrevocable and shall constitute a binding agreement by such Recipient Holder to Transfer such Company shares on the terms and conditions set forth in the Sale Notice.

5. Preemptive Right

(a) The Company hereby grants to each Holder the preemptive right to purchase a pro rata share of New Securities (as defined below) which the Company may from time to time propose to issue, and the issue price of such New Securities shall be determined by the Board. A Holder’s pro rata share, for the purposes of this Section 5, is the ratio of common shares owned by such Holder immediately prior to the issuance of New Securities, assuming full conversion of all preferred shares and full conversion and exercise of all convertible securities options and warrants to acquire shares of the Company owned by such Holder, to the total number of Company common shares outstanding, assuming full conversion of all preferred shares and full conversion and exercise of all conve1tible securities options and warrants to acquire shares of the Company. A Holder shall be entitled to apportion the preemptive right hereby granted to it to itself and its Affiliates.

(b) “New Securities” mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” does not include stock options (including those under the Stock Option Pool) (as defined below) or shares issued to effect a merger, acquisition or reorganization transaction authorized by the Board or those issued pursuant to existing options, warrants or convertible securities of the Company.

(c) If the Company proposes to undetake an issuance of New Securities, it shall give each Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Holder shall have twenty (20) days after any such notice is given to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. The Company shall promptly, in writing, inform a Holder that elects to purchase all of the New Securities available to it (a “Fully-Exercising Investor”) of any other Holder’s failure to do likewise. During the ten (10) day period commencing after such information is given, a Fully-Exercising Investor may elect to purchase that portion of the New Securities for which any other Holder(s) was entitled to subscribe but which were not subscribed for by such other Holder(s) within the twenty (20) days period (the “Unexercised Portion”). If there is more than one Fully-Exercising Investor who elects to purchase the Unexercised Portion, the Unexercised Portion shall be divided between the Fully Exercising Investors on a pro rata basis based on their respective pro rata share.

(d) If the Holders fail to exercise fully the pre-emptive right within the periods provided in Section 5(c), the Company shall have ninety (90) days thereafter to issue or enter into an agreement(pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of such agreement) to issue the New Securities with respect to which the Holders’ pre -emptive right set forth in this Section 5 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Holders pursuant to Section 5(c). If the Company has not issued the New Securities within the times specified in the prior sentence, the Company shall not thereafter issue any New Securities without first again offering such securities to the Holders in the manner provided in this Section 5.

6. “Market Stand-off” Agreement; Transferee Bound.

(a) Lock-Up Period; Agreement. The Purchaser agrees not to Transfer any shares of Subject Shares for a period of up to 18 months following the Closing of the Transaction (as defined under the Subscription Agreement). In the occurrence of a Liquidation Event or a Deemed Liquidation Event, the Purchaser and any shares of Subject Shares shall no longer be subject to this lock-up period. For the purpose of this Agreement, a “Liquidation Event” means a liquidation, dissolution 01 winding up of the Company, and a “Deemed Liquidation Event” means an acquisition, merger or consolidation (other than one in which the holders of shares of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the shares of the Company or the surviving or acquiring entity) or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.

(b) In connection with the Initial Offering and upon request of the Company or the underwriters managing such offering of the Company’s securities, the Holders agree not to lend, offer, pledge, sell, contract to sell, make any short sale of, loan, grant any option, right warrant for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Initial Offering. The underwriters in connection with the Initial Offering are intended third-party beneficiaries of this Section 6(b) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Holders further agree to execute such agreements as may be reasonably requested by the underwriters in the Initial Offering that are consistent with this Section 6(b) or that are necessary to give further effect thereto.

(c) Transferees Bound. The Holders agree that it will not transfer securities of the Company unless each transferee agrees in writing with the Company to be bound by all of the provisions herein. For the purposes of Sections 3, 4, 5, and 6, the shares of the Company held by the Affiliates of a Holder shall be deemed held by such Holder and subject to the same provisions herein.

7. Covenants.

(a) The Company shall provide the Purchaser with audited financial reports within 120 days after the end of each fiscal year (except that, for the fiscal year 2018, the audited financial repo1ts may be provided to the Purchaser after 120 days have elapsed after the end of fiscal year 2018), unaudited annual financial reports within 60 days after the end of each fiscal year, unaudited monthly financial reports within 10 business days after the end of each month and unaudited qua1terly financial reports within 45 days after the end of each of the first three quarters.

(b) The Company agrees that, for as long as the Purchaser holds at least 12.5% of the issued shares of the Company, it shall not take any action specified in Schedule I without a majority of the members of the Board resolving in favor of such action and the Nominee of the Purchaser voting in favor of such action.

(c) The Company agrees that, for as long as the Purchaser holds at least 12.5% of the issued shares of the Company, it shall not take any action specified in Schedule II without the Purchaser’s consent.

(d) The Company, the Purchaser, and the Major Holders agree that the terms of Schedule III shall govern the registration rights of the Purchaser with respect to Registrable Securities.

(e) The Company and the Purchaser agree that, upon the consummation of the Transaction, the Company and the Purchaser will cooperate with each other to further develop a number of blockchain solutions and distributed ledger technologies to be used for various industries and businesses (the “Service”) and to jointly develop Asian markets for the Service on a country-by-country basis, starting with Japan. The Parties agree that scope of Service shall not include the current business of the Company, OwlNest, OwlChain, online marketplace, offering of local experience and travel/accommodations. The Company and the Purchaser are intending to have joint venture arrangements as follows:

A.

Japan: the Company and the Purchaser will establish a joint venture in Japan, 70% of the equity interest of which joint venture will be held by the Purchaser and 30% (which shareholding shall not be diluted by subsequent capital injection or equity investment) by the Company; and

B.

Asian Territories Outside of Japan: regarding the Asian market, excluding Japan, the Company and the Purchaser intend to establish one or more joint ventures in certain jurisdictions in the Asian territories outside of Japan, the shareholding structure of which joint ventures to be discussed between the Company and the Purchaser.

(f) Other than Sections 6, 7(d) and 7(g) and Schedule Ill hereof (which shall survive), the terms set forth in this Agreement shall terminate and be of no further force or effect upon the consummation of (i) the Initial Offering or (ii) a merger or consolidation of the Company with or into another entity without any breach of obligations or covenants under this Agreement by the Company (except a merger or consolidation in which the holders of shares of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the shares of the Company or the surviving or acquiring entity).

(g) The Company and the Purchaser agree that, after the Closing (as defined under the Subscription Agreement), the Board shall adopt a resolution authorizing the creation of a stock option pool of 10,000,000 Class A common shares of the Company for grant of stock options to employees, officers and advisors of the Company and its affiliates (the ”Stock Option Pool”), and the Nominee shall vote to approve the authorization of Stock Option Pool.

7A. The Purchaser’s Right to Conduct Activities.

The Company hereby agrees and acknowledges that the Purchaser (together with its Affiliates) is in the business of investing, and as such invests in numerous portfolio companies and conducts a variety of business activities, some of which companies or activities may be deemed competing with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Purchaser shall not be liable to the Company, the shareholders of the Company or other parties for any claim arising out of, or based upon, (i) the investment by the Purchaser in any entity competitive with the Company, or (ii) actions taken by the Purchaser, its Affiliates or any partner, officer or other representative of the Purchaser or its Affiliates to assist any such competitive entity, whether or not such action was taken as a member of the board of directors of such competitive entity or otherwise, and whether or not such action has a detrimental effect on the Company.

8. Non-compete.

(a) To the extent legally permissible, each of the Major Holders undertakes to the Company, as long as he holds any share of the Company, to refrain from, directly or indirectly, for his own or on another’s account, (i) conducting business which is in competition with the Company’s business as a shareholder, member of an executive. body, consultant or in a comparable function, (ii) forming or acquiring an enterprise in competition with the Company’s business, (iii) providing service to an entity in competition with the Company as a shareholder, member of an executive body, consultant or in a comparable function, and (iv) conducting business which is in competition with the future business strategy and model of the Company, (jointly “Contractual Prohibition on Competition”). The Contractual Prohibition on Competition shall be applicable globally.

(b) The Contractual Prohibition on Competition shall also apply for the duration of twelve (12) months after a Major Holder respectively, ceases to be either a member of senior management or a shareholder of the Company.

(c) The Purchaser shall be entitled, at their own discretion, to require the Company to purchase and acquire all of the Subject Shares at the fair market value (which shall not be lower than the Subscription Price) when (i) the Major Holders no longer hold any share of the Company representing one third or more of the total voting rights of all the shares of the Company, or (ii) Mr. Wang, Chun-Kai no longer is a member of the board of director of the Company.

9. Miscellaneous.

9.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any Common Shares). Nothing in this agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Governing Law and Arbitration. This Agreement shall be governed by and construed under the laws of New York. With respect to any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, the Parties consent to settle such dispute by arbitration in New York City, New York, administered by the New York International Arbitration Center, in accordance with the NYIAC Arbitration Rule.

9.3 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature and in two (2) or more counterpa1ts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5 Notices. All notices, requests, demands and other communications provided for hereunder under this Agreement must be in writing and shall be deemed given when delivered personally, by registered or ce1tified mail, by confirmed facsimile or electronic mail, and shall be deemed to have been given upon the sooner of the date on which (i) receipt is acknowledged, (ii) the expiration of five (5) days after deposit with a governmental or quasi-governmental agency responsible for the mails, or a courier of international reputation when delivered by international courier se1-vice, registered or certified mail, to the address of the party to be noticed as set forth in the signature page or such other address as such party last provided to the other party by written notice in accordance with this section if sent by mail or (iii) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day.

9.6 Confidentiality. Each Party agrees that such Party will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from any of the other Parties, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 9.6), (ii) is or has been independently developed or conceived by such Party without use of such confidential information obtained from any of the other Parties, or (iii) is or has been made known or disclosed to such Party by a third party without a breach of any obligation of confidentiality such third party may have to the Party who originally disclosed such confidential information (the “Disclosing Party”); provided, however, that such Party may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Company shares from such Party, if such prospective purchaser agrees to be bound by the provisions of this Section 9.6; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Party in the ordinary course of business, provided that such Party informs such third party that such information is confidential and directs such third party to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Party promptly notifies the Disclosing Party of such disclosure as required by law and takes reasonable steps to minimize the extent of any such required disclosure.

9.7 Expense. The Company and the Purchaser shall each bears their own fees and expenses incurred in connection with the transaction agreements, including their own legal expenses.

9.8 Entire Agreement; Amendment and Waivers. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Parties. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Parties.

9.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Investor Rights Agreement as of the date first above written.

PURCHASER

By:	/s/ Yoshitaka Kitao
Name:	Yoshitaka Kitao
Title:	Representative Director
Address:	[***]

[SBI signing page]

IN WITNESS WHEREOF, the Parties have executed this Investor Rights Agreement as of the date first above written.

COMPANY

By:	/s/ Wang, Chun-Kai
Name:	Wang, Chun-Kai
Title:	CEO
Address:	[***]

WANG, CHUN-KAI

By:	/s/ Wang, Chun-Kai
Name:	Wang, Chun-Kai
Address:	[***]

HSIEH, CHUNG-HAN

By:	/s/ Hsieh, Chung-Han
Name:	Hsieh, Chung-Han
Address:	[***]

[OBOOK signing page]

SCHEDULE I: BOARD RESERVED MATTERS

1.	Enter into any transaction between the Company and any Major Holder or his Affiliates involving payment exceeding US$2,000,000;

2.	Enter into a new line of business;

3.	Except for purchase of commercial real estate for operation of the Company, any capital expenditure/other expenditure outside of the ordinary course of business and above US$2,000,000;

4.	Except for debts incurred for purchase of commercial real estate for operation of the Company, incur any debt outside of the ordinary course of business in excess of the US$2,000,000;

5.

Except for debt funding, guarantee or responsibility undertaken for a subsidiary of the Company, provide debt funding; guarantee or otherwise become responsible for a third party’s debt obligation in excess of US$2,000,000;

6.	Except for mo1tgage on commercial real estate purchased for operation of the Company, establish a lien on assets with a value in excess of US$2,000,000;

7.	Transfer material intellectual property assets;

8.	Other than investments in Affiliates of the Company, make or dispose of any investment in another company that exceeds US$2,000,000;

9.	Sell, lease, transfer, otherwise dispose of any asset outside ordinary course of business with a value in excess ofUS$2,000,000;

10.

Other than (i) stock grants made under the Stock Option Pool (ii) annual salary of not more than US$I million; and (iii) benefits available to other employees of the Company, determine or amend compensation / benefits for senior management of the Company; and

11.	Approve or implement an equity-based incentive or compensation arrangement to its employees other than the Stock Option Pool.

SCHEDULE II: SHAREHOLDER RESERVED MATTERS

1.	Enter into a Deemed Liquidation Event;

2.	Issue or authorize any new class of equity of the Company that is superior to the rights and benefits of Class B Common Shares;

3.	Material adverse changes to the terms of the Class A Common Shares and the Class B Common Shares;

4.

Any material amendment of the Company’s certificate of incorporation or agreement entered among shareholders of the Company that disproportionately affect the rights, benefits or entitlement of the Purchaser in an adverse manner;

5.	Increase or decrease in the number of the members admitted to the Board;

6.

Except for options granted under the Stock Option Pool, issue equity securities at a per share price that is less than the per share price of the Subject Shares stipulated in the Share Subscription Agreement, or issue options, warrants, or other rights to acquire equity securities of the Company at a per share price that is less than the per share price of the Subject Shares stipulated in the Share Subscription Agreement;

7.	Payment of dividends or any other distributions on equity interests;

8.	Redeem or repurchase Company equity;

9.	Commence proceedings or arrangements for bankruptcy, insolvency, liquidate or winding up the Company; and

10.	Material changes to the accounting principles used for issuance of the financial reports by the Company.

SCHEDULE III: REGJSTRATION RIGHTS OF THE PURCHASER

Reference to section numbers in this Schedule III shall refer to the corresponding sections as numbered in this Schedule III.

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Demand Registration.

(a) Form F-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the Initial Offering, the Company receives a request from the Purchaser that the Company file a Form F-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10 million), then the Company shall as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Purchaser, file a Form F-1 registration statement under the Securities Act covering all Registrable Securities that the Purchaser requested to be registered, and in each case, subject to the limitations of Subsections 1.1(c) and 1.3.

(b) Form F-1 Demand. If at any time when it is eligible to use a Form F-3 registration statement, the Company receives a request from the Purchaser that the Company file a Form F-3 registration statement with respect to outstanding Registrable Securities of the Purchaser having an anticipated aggregate offering price, net of Selling Expenses, of at least $5 million, then the Company shall as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Purchaser, file a Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration, subject to the limitations of Subsections 1.1(c) and 1.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to the Purchaser a ce1tificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement othe1wise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after the request of the Purchaser is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 1.1(a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsections 1.1(a); or (iii) if the Purchaser propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Subsections 1.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 1.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company- initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one registration pursuant to Subsection l.l(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsections 1.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Purchaser withdraws its request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 1.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 1.l(d).

1.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Purchaser) any of its common shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give the Purchaser notice of such registration. Upon the request of Purchaser given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsections 1.3, cause to be registered all of the Registrable Securities that the Purchaser has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsections 1.2 before the effective date of such registration, whether or not the Purchaser has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsections 1.6.

1.3 Underwriting Requirements.

(a) If, pursuant Subsections 1.1, the Purchaser intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsections 1.1 The underwriter(s) will be selected by the Purchaser, subject only to the reasonable approval of the Company. In such event, the right of the Purchaser include its Registrable Securities in such registration shall be conditioned upon the Purchaser’s participation in such underwriting and the inclusion of the Purchaser’s Registrable Securities in the underwriting to the extent provided herein. The Purchaser shall (together with the Company as provided in Subsections 1.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsections 1.3 if the underwriter(s) advise(s) the Purchaser in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Purchaser shall accept such reduction; provided, however, that the number of Registrable Securities held by the Purchaser to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsections 1.2, the Company shall not be required to include any of the Purchaser’s Registrable Securities in such underwriting unless the Purchaser accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be reduced accordingly. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the Purchaser may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.

(c) For purposes of Subsections 1.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsections 1.3(a), fewer than thirty percent (30%) of the total number of Registrable Securities that the Purchaser has requested to be included in such registration statement are actually included.

1.4 Obligation of the Company. Whenever required under this Section 1 of Schedule III of this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Purchaser, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Purchaser refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendment and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the Purchaser such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Purchaser may reasonably request in order to facilitate disposition of Registrable Securities;

(d) use its commercially reasonable effo1ts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the Purchaser; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the Purchaser, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the Purchaser, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify the Purchaser, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify the Purchaser of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 of Schedule III of this Agreement with respect to the Registrable Securities of the Purchaser that the Purchaser shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the Purchaser’s Registrable Securities.

1.6 Expense of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 1 of Schedule III of this Agreement, including all registration, filing, and qualification fees; printers’ and accounting fees; and fees and disbursements of counsel for the Company, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 1.1 if the registration request is subsequently withdrawn at the request of the Purchaser (in which case the Purchaser shall bear such expenses), unless the Purchaser agrees to forfeit its right to one registration pursuant to Subsections 1.1(a) or 1.1(b) as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 1 of Schedule Ill of this Agreement shall be borne and paid by the Purchaser.

1.7 Delay of Registration. The Purchaser shall not have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1 of Schedule III of this Agreement.